                               EXHIBIT 11.1

                        MILLER EXPLORATION COMPANY
                 COMPUTATION OF EARNINGS PER COMMON SHARE

                                                YEAR ENDED DECEMBER,
                                                       1997
                                           HISTORICAL         PRO FORMA
                                           ----------         ---------
                                      (In thousands, except per share data)
BASIC EARNINGS PER
SHARE
Net Income                                  $   28            $  8,438
Shares
     Weighted average shares
     outstanding
      Combined Assets and Offering                              12,493
                                                              --------
Basic earnings per share                                      $   0.68
                                                              ========

DILUTED EARNINGS PER
SHARE
Net Income                                  $   28            $  8,438
Shares
     Weighted average shares
     outstanding
      Combined Assets and Offering                              12,493
                                                              --------
Diluted earnings per share                                    $   0.68
                                                              ========


                                             YEAR ENDED DECEMBER,
                                                    1997
                                    -------------------------------------
                                    (In thousands, except per share data)
CALCULATION OF PRO
FORMA BASIC AND DILUTED
EARNINGS PER COMMON
SHARE

Pro Forma Net Income
     Attributable to Common Shares                $ 8,438
Pro Forma Weighted Average Shares                  12,493
                                                  -------
Pro Forma Earnings per Common Share               $  0.68
                                                  =======